Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-211276), as amended, of our report for Vascular Solutions, Inc. dated January 27, 2017, relating to the consolidated financial statements for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting, which appear in Exhibit 99.1 of Teleflex Incorporated’s Amendment No. 1 to its Current Report on Form 8-K dated May 4, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

November 16, 2017